Exhibit 10.3

AMENDED AND RESTATED

3COM CORPORATION

1984 EMPLOYEE STOCK PURCHASE PLAN

Amended & Restated July 15, 2003; share addition subject to Stockholder Approval at the 2003 Annual
Stockholder’s Meeting

     1.    Purpose. The 3Com Corporation 1984 Employee Stock Purchase Plan (the “Prior Plan”) was established to provide eligible employees of 3Com Corporation (“3Com”) and any current or future subsidiary corporation(s) of 3Com (collectively referred to as the “Company”) with an opportunity, through payroll deductions, to acquire common stock of 3Com. The Prior Plan has been amended from time to time. On July 15, 2003, the Board of Directors of 3Com (the “Board”) amended and restated the Prior Plan as amended in order to make various changes to the Prior Plan considered beneficial for continuing to carry out the purposes of such plan, all in the form set forth herein, with the share addition subject to stockholder approval at the 2003 Annual Stockholder’s Meeting (the “Plan”). For purposes of the Plan, a parent corporation and a subsidiary corporation shall be as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”). The Company intends that the Plan shall qualify as an “employee stock purchase plan” under Section 423 of the Code (including any future amendments or replacements of such section), and the Plan shall be so construed. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Because an eligible employee who participates in the Plan (a “Participant”) may withdraw the Participant’s accumulated payroll deductions and terminate participation in the Plan or any Offering Period (as defined below) therein during an Offering Period (as defined below), the Participant is, in effect, given an option which may or may not be exercised during any Offering Period.

     2.    Share Reserve. The maximum number of shares that may be issued under the Plan shall be 41,687,441 [46,687,441 subject to stockholder approval at the Annual Meeting on September 23, 2003] (as adjusted for stock splits, stock dividends, and similar events) shares of 3Com’s authorized but unissued common stock (the “Shares”). In the event that any option granted under the Plan (an “Option”) for any reason expires or is terminated, the Shares allocable to the unexercised portion of such Option may again be subjected to an Option.

     3.    Administration. The Plan shall be administered by the Board and/or by a duly appointed committee of the Board having such powers as shall be specified by the Board. Any subsequent references to the Board shall also mean the committee if it has been appointed. All questions of interpretation of the Plan or of any Options shall be determined by the Board and shall be final and binding upon all persons having an interest in the Plan and/or any Option. Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of Options granted pursuant to the Plan; provided, however, that all Participants granted Options pursuant to the Plan shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

     4.     Eligibility. Any regular employee of the Company is eligible to participate in the Plan and any Offering Period (as hereinafter defined) under the Plan except the following:

     (a)    employees who are customarily employed by the Company for less than twenty (20) hours a week; and

    (b)   employees who own or hold options to purchase or who, as a result of participation in the Plan, would own or hold options to purchase stock of the Company possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company within the meaning of Section 423(b)(3) of the Code.

     5.     Offering Periods

     (a)    Offering Periods Beginning On or After October 1, 2003. Effective October 1, 2003, the Plan shall be implemented by offerings of six (6) months duration (an “Offering Period”). An Offering Period shall commence on April 1 and October 1 of each year and end on September 30 and March 31, respectively, occurring thereafter. Notwithstanding the foregoing, the Board may establish a different term (including a term of up to 24 months with interim six month purchase periods) for one or more of the Offering Periods and/or different commencing and/or ending dates for such Offering Periods. An employee who becomes eligible to participate in the Plan after the commencement date of an Offering Period may not participate in such Offering Period, but may participate in any subsequent Offering Period, provided such employee is still eligible to participate in the Plan as of the commencement of any such subsequent Offering Period. The first day of an Offering Period shall be the “Offering Date” for such Offering Period. In the event the first day of an Offering Period is not a business day, the next business day will be the first day of the Offering Period. In the event the last day of an Offering Period is not a business day, the most recently concluded business day will be the last day of the Offering Period.

     (b)    Governmental Approval; Shareholder Approval. Notwithstanding any other provision of the Plan to the contrary, any Option granted pursuant to the Plan shall be subject to (i) obtaining all necessary governmental approvals and/or qualifications of the sale and/or issuance of the Options and/or the Shares, and (ii) in the case of Options with an Offering Date after an amendment to the Plan, obtaining any necessary approval of the shareholders of the Company required in paragraph 17.

     6.    Participation in the Plan.

     (a)   Initial Participation. An eligible employee may elect to become a Participant effective as of the first Offering Date after satisfying the eligibility requirements set forth in paragraph 4 above by delivering a subscription agreement authorizing payroll deductions (a “Subscription Agreement”) to the Company’s Stock Administration office during the Company’s open enrollment period prior to each Offering Date, or such other period as the Company may determine in its sole discretion, prior to such Offering Date. Such Subscription Agreement shall state the eligible employee’s election to participate in the Plan and the rate at which payroll deductions shall be accumulated. An eligible employee who does not deliver a Subscription Agreement to the Company’s Stock Administration office during the Company’s open enrollment period prior to the first Offering Date after becoming eligible to participate in the Plan, shall not participate in the Plan for that Offering Period or for any subsequent Offering Period, unless such employee subsequently enrolls in the Plan by filing a Subscription Agreement with the Company in accordance with this paragraph 6(a).

     (b)   Automatic Participation in Subsequent Offering Periods. A Participant shall automatically participate in each subsequent Offering Period until such time as such Participant ceases to be eligible as provided in paragraph 4, the Participant withdraws from the Plan pursuant to paragraph 10 below, or the Participant terminates employment as provided in paragraph 11 below. A Participant is not required to file an additional Subscription Agreement for such Offering Periods in order to automatically participate therein.

     7.   Purchase Price and Purchase Date. The purchase price at which Shares may be acquired in any Offering Period under the Plan shall be eighty-five percent (85%) of the lesser of (a) the fair market value of the Shares on the Offering Date of such Offering Period or (b) the fair market value of the Shares on the Purchase Date of such Offering Period. For purposes of the Plan, the fair market value of the Shares shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Company’s common stock is publicly traded on the date of determination, as reported in The Wall Street Journal or such other source as the Company deems reliable. In the event the first day of an Offering Period is not a business day, the next business day will be the first day of the Offering Period. In the event the last day of an Offering Period is not a business day, the most recently concluded business day will be the last day of the Offering Period.

     8.    Payment of Purchase Price; Payroll Deductions.

     (a)   Accumulation of Payroll Deductions. The purchase price of Shares to be acquired in an Offering Period shall be accumulated only by payroll deductions over the Offering Period. Payroll deductions from a Participant’s compensation on each payday during the Offering Period (i) shall not exceed ten percent (10%) of such Participant’s base pay per month, reduced by any payroll deductions from such Participant’s compensation to purchase stock under any other plan of the Company intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, and (ii) shall not be less than one percent (1%) of the Participant’s Compensation per month. For purposes hereof, a Participant’s “Compensation” from the Company is an aggregate that shall include base wages or salary, commissions, overtime, discretionary bonuses, semi-annual bonuses, other incentive payments, shift premiums, stand-by payments and call-out payments paid in cash during such Offering Period before deduction for any contributions to any plan maintained by the Company and described in section 401(k) or section 125 of the Code. Compensation shall not include reimbursement of expenses, allowances, long-term disability, workers’ compensation or any amount deemed received without the actual transfer of cash or any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase or stock option plan, or any other compensation not included in the preceding sentence. Payroll deductions shall commence on the first payday following the first day of a Offering Period or as soon as administratively feasible thereafter and shall continue to the end of such Offering Period unless sooner altered or terminated as provided in the Plan.

     (b)    Election to Change Payroll Deduction Rate. A Participant may decrease (but not increase) the rate of payroll deductions with respect to an Offering Period only on or before and effective as of the date three (3) months after the beginning of such Offering Period by filing an amended Subscription Agreement with the Company. A Participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing a new Subscription Agreement with the Company during such period as the Company may determine in its sole discretion, prior to the beginning of such subsequent Offering Period.

     (c)    Participant Accounts. Individual accounts shall be maintained for each Participant. All payroll deductions from a Participant’s compensation shall be credited to the Participant’s account under the Plan and shall be deposited with the general funds of the Company. No interest shall accrue on such payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

     9.     Purchase of Shares.

     (a)    Purchase. On the Purchase Date of each Offering Period, each remaining Participant shall automatically purchase, subject to the limitations set forth in paragraphs 9(b) and 9(c) below, that number of whole Shares arrived at by dividing the total amount theretofore credited to the Participant’s account pursuant to paragraph 8(c) by the purchase price established for such Offering Period pursuant to paragraph 7. Any cash balance remaining in the Participant’s Plan account shall be refunded to the Participant as soon as practicable after the Purchase Date. In the event the cash to be returned to a Participant pursuant to the preceding sentence is an amount less than the amount necessary to purchase a whole Share, such amount shall continue to be credited to the Participant’s Plan account and shall be applied toward the purchase of Shares in the immediately subsequent Offering Period. No Shares shall be purchased in a given Offering Period on behalf of a Participant whose participation in the Plan has terminated prior to the Purchase Date for such Offering Period.

     (b)    Share Limitation. Subject to the adjustments set forth in paragraph 13 below, no Participant shall be entitled to purchase more than 4,000 Shares in a single Offering Period.

     (c)    Fair Market Value Limitation. Notwithstanding any other provision of the Plan, no Participant shall be entitled to purchase Shares under the Plan (or any other employee stock purchase plan which is intended to meet the requirements of Section 423 of the Code sponsored by 3Com or a parent corporation or subsidiary corporation of 3Com) at a rate which exceeds $25,000 in fair market value (or such other limit as may be imposed by Section 423 of the Code) for each calendar year in which the Participant participates in the Plan or any other employee stock purchase plan described in this sentence, as determined in accordance with Section 423(b)(8) of the Code.

     (d)    Pro Rata Allocation. In the event the number of Shares which might be purchased by all Participants in the Plan exceeds the number of Shares available in the Plan, the Company shall make a pro rata allocation of the remaining Shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable.

     (e)    Rights as a Shareholder and Employee. A Participant shall have no rights as a shareholder by virtue of the Participant’s participation in the Plan until the date of issuance of a stock certificate(s) for the Shares being purchased pursuant to the exercise of the Participant’s Option. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate(s) are issued. Nothing herein shall confer upon a Participant any right to continue in the employ of the Company or interfere in any way with any right of the Company to terminate the Participant’s employment at any time.

     (f)    Permitted Adjustments. The Company may, from time to time, establish or change (i) limitations on the frequency and/or number of changes in the amount withheld during an Offering Period, (ii) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (iii) procedures for permitting unequal percentages of payroll withholding from a Participant’s compensation in order to accommodate the Company’s established payroll procedures or mistakes or delays in following those procedures when processing Participants’ withholding elections, and (iv) such other limitations or procedures as deemed advisable by the Company in the Company’s sole discretion which are consistent with the Plan and Section 423 of the Code.

     10.    Withdrawal.

     (a)    Withdrawal From the Plan. A Participant may withdraw from the Plan by submitting to the Company’s Stock Administration office a notice of withdrawal on a form provided by the Company for such purpose. Such withdrawal may be submitted no later than five (5) business days prior to the end of an Offering Period to be effective for that Offering Period. A Participant is prohibited from again participating in an Offering Period upon withdrawal from the Plan during such Offering Period. A Participant who elects to withdraw from the Plan may again participate in the Plan by filing a new Subscription Agreement in the same manner as set forth in paragraph 6(a) above for initial participation in the Plan. The Company may impose, from time to time, a requirement that the notice of withdrawal be on file with the Company for a reasonable period of time prior to the effectiveness of the Participant’s withdrawal from the Plan.

     (b)    Return of Payroll Deductions. Upon withdrawal from the Plan, the accumulated payroll deductions credited to a withdrawing Participant’s account shall be returned to the Participant and the Participant’s interest in the Plan shall terminate. No interest shall accrue on the payroll deductions of a Participant.

     11.    Termination of Employment. Termination of a Participant’s employment with the Company for any reason, including retirement or death, or the failure of a Participant to remain an eligible employee, shall terminate the Participant’s participation in the Plan immediately. Upon such termination, the payroll deductions credited to the Participant’s account shall be returned to the Participant (or in the case of the Participant’s death, to the Participant’s legal representative) and all of the Participant’s rights under the Plan shall terminate. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by again satisfying the requirements of paragraphs 4 and 6.

     12.    Repayment of Payroll Deductions Without Interest. In the event a Participant’s interest in the Plan is terminated, the Company shall deliver to the Participant (or in the case of the Participant’s death or incapacity, to the Participant’s legal representative) the payroll deductions credited to the Participant’s account. No interest shall accrue on the payroll deductions of a Participant.

     13.    Capital Changes. In the event of changes in the common stock of the Company due to a stock split, reverse stock split, stock dividend, combination, reclassification or like change in the Company’s capitalization, or in the event of any merger, sale or reorganization, appropriate adjustments shall be made by the Company in (a) the number and class of Shares of stock subject to the Plan and to any outstanding Option, (b) the purchase price per Share of any outstanding Option and (c) the Share limitation set forth in paragraph 9(b) above.

     14.    Nonassignability. Only the Participant may elect to exercise the Participant’s Option during the Participant’s lifetime, and no rights or accumulated payroll deductions of any Participant under the Plan may be pledged, assigned or transferred for any reason, except by will or the laws of descent and distribution, and any such attempt may be treated by the Company as an election by the Participant to withdraw from the Plan.

     15.    Reports. Each Participant shall receive after the last day of each Offering Period a report of the Participant’s account setting forth the total payroll deductions accumulated, the number of Shares purchased and the remaining cash balance to be carried over and/or refunded pursuant to paragraph 9(a) above, if any.

     16.    Plan Term. This Plan shall continue until terminated by the Board or until all of the Shares reserved for issuance under the Plan have been issued.

     17.    Amendment or Termination of the Plan. The Board may at any time amend or terminate the Plan, except that such termination cannot adversely affect Options previously granted under the Plan except as otherwise permitted by the Plan, nor may any amendment make any change in an Option previously granted under the Plan which would adversely affect the right of any Participant except as otherwise permitted by the Plan, nor may any amendment be made without approval of the shareholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are authorized for issuance under the Plan or would change the designation of corporations whose employees may be offered Options under the Plan.

     18.    Clawback. The Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate an unfavorable accounting consequence including, but not limited to: (i) altering the purchase price for an Offering Period including an Offering Period underway at the time of the change in purchase price; (ii) shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and (iii) allocating shares. Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

     19.    Data Privacy. By participating in the Plan, the Participant consents to the collection, use and transfer of personal data as described in this Section. The Participant understands that the Company and its subsidiaries hold certain personal information about the Participant including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security number or equivalent tax identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, contribution amounts, contribution percentages, selected brokerage firm, and dispositions of shares purchased through the ESPP program, for the purpose of managing and administering the Plan (“Data”). The Participant further understands that the Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purposes of implementation, administration, and management of the Participant’s participation in the Plan, and that the Company and/or its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan (“Data Recipients”). The Participant understands that these Data Recipients may be located in the Participant’s country of residence, the European Economic Area, or elsewhere, such as the United States. The Participant authorizes the Data Recipients to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on the Participant’s behalf, to a broker or third party with whom the shares acquired on purchase may be deposited. The Participant understands that he or she may, at any time, review the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company. The Participant further understands that withdrawing consent may affect the Participant’s ability to participate in the Plan.